                                                                    Exhibit 11

                         WADDELL & REED FINANCIAL, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                                        (in thousands except for per share data)
                                               1998       1997      1996
                                              -------   -------   -------
Net income                                    $83,735   $70,292   $66,700

Basic weighted average shares outstanding      65,787    66,467    66,467
                                              =======   =======   =======

Diluted weighted average shares outstanding    66,179    66,467    66,467
                                              =======   =======   =======

Basic net income per share                    $  1.27   $  1.06   $  1.00

Diluted net income per share                  $  1.27   $  1.06   $  1.00



Note: For comparison purposes, weighted average shares outstanding for 1997 and 1996 are the actual shares outstanding immediately after the initial public offering.